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                                                                     EXHIBIT 5.1


          JONES, WALKER, WAECHTER, POITEVENT, CARRERE & DENEGRE, L.L.P.
                             201 ST. CHARLES AVENUE
                              NEW ORLEANS, LA 70170


                                January 25, 2001


Piccadilly Cafeterias, Inc.
3232 Sherwood Forest Boulevard
Baton Rouge, Louisiana 70816


             Re:      Registration Statement on Form S-1

Gentlemen:

         We have acted as your counsel in connection with the preparation of the registration statement on Form S-1 (the "Registration Statement") filed by Piccadilly Cafeterias, Inc., a Louisiana corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on the date hereof relating to the resale of 81,000 warrants, each to purchase 10.51 shares of common stock at an exercise price of $1.16875 per share (the "Warrants") previously issued by the Company and the issuance of 851,310 shares of common stock, no par value (the "Shares") issuable upon exercise of such Warrants.

         In so acting, we have examined originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

         Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

         1. The Warrants have been duly authorized, executed and issued by the Company and if a court of appropriate jurisdiction were to hold that the Warrants were governed by and to be construed under the laws of the State of Louisiana notwithstanding the choice in the Warrants and the Warrant Agreement of New York as the governing law, the Warrants constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the their terms and entitled to the benefits of the Warrant Agreement, dated as of December 21, 2000, (the "Warrant Agreement") between the Company and The Bank of New York, as Warrant Agent.

         2. The Shares initially issuable upon exercise of the Warrants have been duly authorized and reserved for issuance upon such exercise and, when issued and delivered in accordance with the Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable.


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         The foregoing opinion is limited in all respects to the laws of the
State of Louisiana and federal laws. We are members of the Bar of the State of Louisiana and have neither been admitted to nor purport to be experts on the laws of any other jurisdiction.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

                                     Very truly yours,



                                     JONES, WALKER, WAECHTER, POITEVENT,
                                         CARRERE & DENEGRE, L.L.P.



                                     By: /s/ Lisa M. Buchanan
                                        ----------------------------------------
                                        Lisa M. Buchanan, Partner